Exhibit 4.4

SECURITY AGREEMENT

This Security Agreement, dated as of August 12, 2004 (this “Agreement”), is among Sheffield Steel Corporation, a Delaware corporation (the “Company”), Sand Springs Railway Company, an Oklahoma corporation (the “Initial Guarantor”), the other Domestic Restricted Subsidiaries (such capitalized term and other capitalized terms used but not defined herein having the terms ascribed thereto in the Indenture defined below) of the Company hereafter parties hereto (such other Subsidiaries, together with the Initial Guarantor, the “Guarantors” and, together with the Company, the “Debtors”) and U.S. Bank National Association (“U.S. Bank”), as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

PRELIMINARY STATEMENTS:

1. The Company and the other Debtors and U.S. Bank, as Collateral Agent and as trustee (in such capacity, the “Trustee”), have entered into an Indenture, dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), pursuant to which (i) the Company has issued its 11 3/8% Senior Secured Note due 2011 in an aggregate principal amount of $80,000,000 (and, together with any additional notes that may be issued by the Company from time to time thereunder or exchanged therefor or for such additional notes, the “Notes”) and (ii) the other Debtors have guaranteed the payment by the Company of its Obligations under the Notes and the other Indenture Documents.

2. The Company, the Initial Guarantor, the financial institutions from time to time party thereto, as lenders (collectively, the “Lenders” and each a “Lender”), and The CIT Group/Business Credit, Inc., a New York corporation, as agent (in such capacity, the “Administrative Agent”) for the Lenders are the parties to the Amended and Restated Financing Agreement, dated as of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Financing Agreement”), under which the Lenders have agreed, on certain terms and subject to certain conditions, to make loans and other extensions of credit to the Company and the Initial Guarantor.

3. The Collateral Agent, Administrative Agent, the Company and the Initial Guarantor have entered into that certain Intercreditor Collateral Subordination Agreement, dated as of even date herewith (as amended, restated, supplemented, replaced or otherwise modified from time to time, the “Intercreditor Agreement”), which agreement, among other things, sets forth, as between the Collateral Agent and the Administrative Agent, the relative priority of their respective Liens in the Collateral and their rights with respect thereto.

4. To induce the Initial Purchaser to purchase the Notes, each Holder to hold the Notes to be held by it and U.S. Bank to act in its capacities as Trustee and Collateral Agent, each Debtor has agreed to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in certain of such Debtor’s assets, as more particularly provided for in this Agreement.

AGREEMENT:

In consideration of the premises and the mutual agreements contained in this Agreement, each Debtor and the Collateral Agent agree as follows:

SECTION 1: INTERPRETATION

1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below (such meanings to apply equally to both the singular and plural forms of the terms defined; whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms):

“Account” has the meaning set forth in the UCC and includes all accounts created by, or arising from, each Debtor’s sales, leases, rentals of goods or renditions of services to its customers, including those accounts arising under a trade name or style of such Debtor, or through such Debtor’s divisions; (b) instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller’s or lessor’s rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant hereto; (f) guarantees, supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any and all of the foregoing (including all rights to payment, including those arising in connection with bank and non-bank credit cards), and including books and records and any electronic media and software thereto; and (i) notes, deposits or property of account debtors securing the obligations of any such account debtors of such Debtor.

“Administrative Agent” has the meaning set forth in the Preliminary Statements.

“Agreement” has the meaning set forth in the Preamble.

“Chattel Paper” has the meaning set forth in the UCC and includes any writing or group of writings which evidences both a monetary obligation and a security interest in or a lease of specific goods.

“Collateral” shall mean all present and future Accounts, Inventory, General Intangibles, Copyrights, Patents, Trademarks, Documents, Chattel Paper, Goods, Equipment, Fixtures, rights under all present and future leases of personal and real property, locomotives, railcars and rolling stock (including those listed on Schedule 3.12), Instruments, letter-of credit rights (as defined in the UCC), the commercial tort claims (as defined in the UCC) described on Schedule 2.5 hereto, Investment Property, the Other Collateral, all other personal property and all products and proceeds of any and all of the foregoing of each Debtor.

“Collateral Agent” has the meaning set forth in the Preamble.

“Company” has the meaning set forth in the Preamble.

“Control” has the meaning set forth in Article 8 or 9 of the UCC.

“Control Agreement” means, with respect to the applicable Debtor, a control agreement, in form and substance reasonably satisfactory to the Administrative Agent (if the Intercreditor Agreement has not been terminated at the time of the execution of such control agreement) and the Collateral Agent, executed and delivered by (a) such Debtor, (b) (i) the Administrative Agent for the benefit of (A) the Lenders and (B) the Collateral Agent for the benefit of the Secured Parties or (ii) if the Intercreditor Agreement has been terminated, the Collateral Agent, and (c) the applicable (i) securities intermediary (with respect to a Securities Account of such Debtor) or (ii) bank (with respect to a Deposit Account of such Debtor).

“Copyrights” shall mean all of each Debtor’s present and hereafter acquired copyrights, copyright registrations and applications (including those listed on Schedule 3.8(A)), recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, goodwill, any and all general intangibles, intellectual property and rights pertaining thereto, and all cash and non-cash proceeds thereof.

“Debtor” has the meaning set forth in the Preamble.

“Defeasance” means, with respect to any obligation, the defeasance thereof pursuant to a Legal Defeasance or Covenant Defeasance as described under Section 8.01 of the Indenture.

“Deposit Account” means any deposit account (as that term is defined in the UCC).

“Disposition” shall have the meaning ascribed to the term Asset Sale in the Indenture, and the words “Dispose” and “Disposal” shall be interpreted similarly.

“Documents” has the meaning set forth in the UCC and includes all documents of title and Inventory evidenced thereby, including all bills of lading, dock warrants, dock receipts, warehouse receipts and orders for the delivery of Inventory, and also any other document which in the regular course of business or financing is treated as adequately evidencing that the person in possession of it is entitled to receive, hold and dispose of the document and the Inventory it covers.

“Equipment” shall have the meaning set forth in the UCC and includes all machinery, equipment, furnishings and fixtures, including movable trade fixtures now or hereafter owned by each Debtor and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Excluded Deposit Accounts” means, collectively, (1) the escrow account established with Bank of Oklahoma (account number 700172680) pursuant to the order of the U.S. Bankruptcy Court for the District of Oklahoma in the bankruptcy proceedings of the Company, Consolidated Case No. 01-05508-R for the benefit of certain unsecured creditors, (2) escrow accounts established pursuant to purchase agreements and/or sales agreements, in each case, relating to transactions permitted under the Indenture and (3) accounts used solely for the purpose of paying the payroll of any Debtor.

“Financing Agreement” has the meaning set forth in the Preliminary Statements.

“Fixtures” has the meaning set forth in the UCC.

“General Intangibles” has the meaning set forth in the UCC and includes all of each Debtor’s present and hereafter acquired intangible personal property (other than Accounts) including all present and future contract rights, rights to receive payments of money, choses in action, causes of action, judgments, commercial tort claims (as defined in the UCC), tax refunds and tax refund claims, Copyrights, Patents, Trademarks, tradenames, licenses, permits, franchises, computer programs, software, customer and supplier contracts and lists, interests in general or limited partnerships, joint ventures or limited liability companies not constituting Securities (including Pledged Securities issued by any of the foregoing that are Subsidiaries of such Debtor), reversionary interests in pension and profit sharing plans and reversionary, beneficial and residual interests in trusts, leasehold interests in real or personal property, rights to receive rentals of real or personal property and guarantee and indemnity claims, together with respect to the foregoing, all (i) applications (ii) right, title and interest in and to any and all extensions and renewals (iii) goodwill (iv) any other forms of similar intellectual property; and (v) all monies and claims for monies now or hereafter due and payable in connection with any of the foregoing or otherwise, and all cash and non-cash proceeds thereof, including the proceeds or royalties of any licensing agreements between such Debtor and any licensee of any of such Debtor’s General Intangibles.

“Goods” has the meaning set forth in the UCC.

“Guarantors” has the meaning set forth in the Preamble.

“Indenture” has the meaning set forth in the Preliminary Statements.

“Initial Guarantor” has the meaning set forth in the Preamble.

“Instruments” has the meaning set forth in the UCC and includes all negotiable instruments, certificated and uncertificated Securities and any replacements therefor, and Stock Rights related thereto, and other writings which evidence a right to the payment of money and which are not themselves security agreements or leases and are of a type which in the ordinary course of business are transferred by delivery with any necessary endorsement or assignment, including all checks, drafts, notes, bonds, debentures, government securities, certificates of deposit, letters of credit, preferred and common stocks, options and warrants.

“Intercreditor Agreement” has the meaning set forth in the Preliminary Statements.

“Inventory” has the meaning set forth in the UCC and includes any and all goods, including goods in transit, wheresoever located, whether now owned or hereafter acquired by any Debtor and all additions, substitutions and replacements thereof, which are held for sale or lease, furnished under any contract of service, or held as raw materials, work in process or supplies, and all materials used or consumed in such Debtor’s business, and includes such property the sale or other disposition of which has given rise to Accounts and which has been returned to or repossessed or stopped in transit by such Debtor.

“Investment Property” has the meaning set forth in the UCC and includes (i) a Security, whether certificated or uncertificated, a security entitlement, a Securities Account, a commodity contract, or a commodity account and (ii) all Pledged Securities that are Securities.

“Leases” has the meaning set forth in the UCC.

“Lender” and “Lenders” have the meaning set forth in the Preliminary Statements.

“Notes” has the meaning set forth in the Preliminary Statements.

“Obligations” shall mean: (a) all advances evidenced by the Notes and interest thereon (including, without limitation, interest accruing after the filing of a petition initiating any insolvency or bankruptcy proceeding, whether or not allowed as a claim in such proceeding); (b) any and all other indebtedness, obligations and liabilities which may be owed by any Debtor to the Collateral Agent or any other Secured Party and arising out of, or incurred in connection with, the Indenture or any of the other Indenture Documents (including all Out-of-Pocket Expenses), whether (i) now in existence or incurred by such Debtor from time to time hereafter, (ii) secured by pledge, lien upon or security interest in any of such Debtor’s assets or property or the assets or property of any other person, firm, entity, or corporation, (iii) such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect, or (iv) such Debtor is liable to the Collateral Agent or any other Secured Party for such indebtedness as principal, surety, endorser, guarantor or otherwise; (c) all other indebtedness, obligations and liabilities owed by such Debtor to the Collateral Agent and/or the other Secured Parties under any other agreement or arrangement now or hereafter entered into between such Debtor, on the one hand, and the Collateral Agent and/or any other Secured Party, on the other hand, relating to the transactions contemplated by the Indenture; (d) indebtedness, obligations and liabilities incurred by, or imposed on, the Collateral Agent or any other Secured Party as a result of environmental claims relating to such Debtor’s operations, premises or waste disposal practices or disposal sites; and (e) such Debtor’s liabilities to the Collateral Agent or any other Secured Party as maker or endorser on any promissory note or other instrument for the payment of money.

“Other Collateral” shall mean: (a) all present and hereafter established lockbox, blocked account and any other deposit accounts maintained with any bank or financial institutions into which the proceeds of Collateral are or may be deposited; (b) all cash and other monies and property in the possession or Control of the Collateral Agent; (c) all books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and (d) all cash and non-cash proceeds of the foregoing.

“Out-of-Pocket Expenses” shall mean all of the Collateral Agent’s present and future expenses incurred in connection with this Agreement and the other Indenture Documents, including (a) the cost of lien searches (including tax lien and judgment lien searches), pending litigation searches and similar items, (b) fees and taxes imposed in connection with the filing of any financing statements or other personal property security documents; (c) all costs and expenses incurred by the Collateral Agent in opening and maintaining any collateral account and any related lockboxes, depositing checks, and receiving and transferring funds (including charges imposed on the Collateral Agent for “insufficient funds” and the return of deposited checks); (d) title insurance premiums, real estate survey costs, note taxes, intangible taxes and mortgage or recording taxes and fees; (e) all costs, fees and expenses incurred by the Collateral Agent in connection with any action taken under Section 4.1(A) hereof, including travel, meal and lodging expenses of the Collateral Agent’s personnel; (f) all expenses, costs and fees incurred by the Collateral Agent in connection with any action taken under Section 5.1 hereof; and (g) without duplication, all costs and expenses incurred by the Collateral Agent in connection with the collection, liquidation, enforcement, protection and defense of the Obligations, the Collateral and the Collateral Agent’s rights under this Agreement, the Indenture and the other Collateral Agreements, and all disbursements and fees of in-house and outside counsel to the Collateral Agent, including such fees and disbursements incurred as a result of a workout, restructuring, reorganization, liquidation, insolvency proceeding and in any appeals arising therefrom whether incurred before, during or after the termination of this Agreement, the Indenture or any other Indenture Document or the commencement of any case with respect to any Debtor under the Bankruptcy Code or any similar statute.

“Patents” shall mean all of each Debtor’s present and hereafter acquired patents, patent applications and registrations (including those listed on Schedule 3.8(B)), any reissues or renewals thereof, licenses, any inventions and improvements claimed thereunder, and all general intangible, intellectual property and patent rights with respect thereto of such Debtor, and all income, royalties, cash and non-cash proceeds thereof.

“Permitted Dispositions” means Dispositions consummated in accordance with the terms of Section 4.10 of the Indenture.

“Pledged Securities” means all of the Capital Stock of each Subsidiary of each Debtor including the Capital Stock specified on Schedule 3.6 hereto. Notwithstanding the foregoing, the term Collateral shall in no event include more than sixty-five percent (65%) of the issued and outstanding Voting Stock of any first-tier Foreign Subsidiary of such Debtor.

“Receivables” means the Accounts, Chattel Paper, Documents, Investment Property or Instruments, and any other rights or claims to receive money which are General Intangibles or which are otherwise included as Collateral.

“Required Insurance” has the meaning set forth in Section 4.9.

“Securities Account” means a securities account (as that term is defined in the UCC).

“Security” has the meaning set forth in the UCC.

“STB” shall mean the Surface Transportation Board of the United States Department of Transportation, or any successor thereto.

“Stock Rights” means any Capital Stock (including any Securities), dividends or other distributions and any other right or property which any Debtor shall receive or shall become entitled to receive for any reason whatsoever with respect to, in substitution for or in exchange for any Capital Stock (including any Securities) or other ownership interests in a corporation, partnership, joint venture or limited liability company constituting Collateral and any Capital

Stock (including any Securities), any right to receive any Capital Stock (including any Securities) and any right to receive earnings, in which such Debtor now has or hereafter acquires any right, issued by an issuer of such Capital Stock (including such Securities).

“Trademarks” shall mean all of each Debtor’s present and hereafter acquired trademarks, trademark registrations and applications (including those listed on Schedule 3.8(C)), recordings, tradenames, trade styles, service marks, prints and labels (on which any of the foregoing may appear), licenses, reissues, renewals, and any other intellectual property and trademark rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all cash and non-cash proceeds thereof.

“Trustee” has the meaning set forth in the Preliminary Statements.

“U.S. Bank” has the meaning set forth in the Preamble.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to the Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

1.2 UCC Terms. Except as otherwise indicated, all terms not specifically defined in this Agreement that are defined, or used, in Article 8 or 9 of the UCC have the respective meanings assigned to such terms in Article 8 or 9, as the case may be, of the UCC.

1.3 Headings and References. Section and other headings are for reference only, and do not affect the interpretation or meaning of any provision of this Agreement. Any Section or clause references are to this Agreement, unless otherwise specified. References to a schedule are, unless otherwise specified, to a Schedule attached to this Agreement. References in this Agreement and the other Indenture Documents or any other agreement include this Agreement and the other Indenture Documents and other agreements as the same may be amended, restated, supplemented or otherwise modified from time to time under their respective terms. A reference to any law, statute or regulation mean that law, statute or regulation as it may be amended, supplemented or otherwise modified from time to time, and any successor law, statute or regulation. Subject to Section 7.13, a reference to a Person includes the successors and assigns of such Person, but such reference shall not increase, decrease or otherwise modify in any way the provisions in this Agreement or any other Indenture Document governing the assignment of rights and obligations under or the binding effect of any provision of this Agreement or any other Indenture Document.

1.4 Construction. Each covenant contained in this Agreement shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision in this Agreement or any other Indenture Document refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. The terms “including” and “includes” are not limiting and mean “including without limitation” and “includes without limitation”, respectively.

SECTION 2: GRANT OF SECURITY INTEREST

2.1 Grant of Security Interest. Each Debtor hereby pledges, assigns and grants to the Collateral Agent, on behalf of and for the ratable benefit of the Secured Parties, a security interest in all of such Debtor’s right, title and interest in and to the Collateral, wherever located, whether now or hereafter existing, owned, licensed, leased (to the extent of such Debtor’s leasehold interest in such property), consigned (to the extent of such Debtor’s ownership interest in such property), arising or acquired, to secure the prompt and complete payment and performance of such Debtor’s Obligations.

2.2 Continuation of Security Interest. The rights and security interests granted hereunder to the Collateral Agent, for the benefit of the Secured Parties, shall continue in full force and effect until the final payment in full to the Collateral Agent and the Secured Parties of all Obligations or the Defeasance thereof. Upon the final payment in full of all Obligations or the Defeasance thereof, the security interests granted herein shall automatically terminate and all rights to the Collateral shall revert to the applicable Debtor. Upon any termination of any security interest referred to in this Section 2.2, the Collateral Agent will, at Debtors’ expense, execute and deliver to each Debtor such documents without recourse, representation or warranty as such Debtor shall reasonably request to evidence such termination.

2.3 Determination of Rights and Remedies. To the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral or by, the guarantee, endorsement, assets or property of any other person, the Collateral Agent and the other Secured Parties shall have the right in their sole discretion to determine which rights, security, liens, security interests or remedies the Collateral Agent and the other Secured Parties shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of them or any of the Collateral Agent’s or the other Secured Parties’ rights hereunder.

2.4 Maintenance of Rights in General Intangibles; Perfection of Security Interests in Additional Rights. Debtors agree to maintain their rights in, and the value of, all General Intangibles necessary for the Debtors to operate its business, and shall make when due all payments required with respect to any licensed rights. The Debtors shall upon the acquisition of rights with respect to any additional Patents, Trademarks, Copyrights or other assets of the type constituting Collateral cause the Collateral Agent, to the extent permitted under the documentation granting such rights or applicable law, to have a perfected security interest therein (and Control, if applicable), for the benefit of the Secured Parties, in such rights in a timely manner.

2.5 Commercial Tort Claims. Each Debtor represents and warrants that it holds no interest in any commercial tort claim (as defined in the UCC) for a claim of at least $50,000, other than the claims described on Schedule 2.5 attached hereto. If any Debtor shall at any time hold or acquire a commercial tort claim for a claim of at least (a) at any time when an Event of Default is not outstanding, $50,000 or (b) at any time when an Event of Default is outstanding, $10,000, such Debtor shall immediately notify the Collateral Agent in a writing signed by such Debtor of the brief details thereof and grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof for the benefit of the Secured Parties, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent and perfect such security interest (including by filing a financing statement or an amendment to a previously existing and effective financing statement naming such Debtor as debtor and the Collateral Agent as secured party).

2.6 Notification of Beneficiary Status Under Letter of Credit. If any Debtor is or becomes a beneficiary under a letter of credit having a stated amount of at least (a) at any time when an Event of Default is not outstanding, $25,000 or (b) at any time when an Event of Default is outstanding, $10,000, now or hereafter issued for the benefit of such Debtor, such Debtor shall promptly notify the Collateral Agent and shall, pursuant to an agreement in form and substance satisfactory to the Collateral Agent, either (a) cause the issuer of such letter of credit to consent to the assignment of the proceeds of such letter of credit to the Collateral Agent or (b) cause the issuer of such letter of credit to name the Collateral Agent as the transferee beneficiary of such letter of credit.

SECTION 3: REPRESENTATIONS AND WARRANTIES

Each Debtor represents and warrants to the Collateral Agent and the Secured Parties as follows:

3.1 Title, Authorization, Validity and Enforceability.

(A) Such Debtor has good and valid rights in and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all liens except for Permitted Liens, and has full power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto. The execution and delivery by such Debtor of this Agreement has been duly authorized by proper corporate or other proceedings and this Agreement constitutes a legal, valid and binding obligation of such Debtor and creates a security interest that is enforceable against such Debtor in all now owned and hereafter acquired Collateral.

(B) When financing statements have been filed in the appropriate offices against such Debtor naming such Debtor as debtor and the Collateral Agent as secured party in the locations listed on Schedule 3.1(B), and the proper filings are made with the STB, the Collateral Agent will have a fully perfected first priority security interest in that Collateral in which a security interest may be perfected by filing, subject only to Permitted Liens.

(C) When all Pledged Securities have been delivered to, and assuming the continued possession by, the Collateral Agent, for the benefit of Secured Parties, of the certificates evidencing all of the shares of Pledged Securities, together with stock powers or other instruments of transfer related thereto and executed in blank and assuming that neither the Collateral Agent nor any Secured Party has notice of any adverse claim to the Pledged Securities, the Collateral Agent will have the status of a “protected purchaser” for the benefit of the Secured Parties with respect to the Pledged Securities under (and as defined in) Section 8-303(a) of the UCC;

(D) Upon the crediting of any financial assets to a Securities Account that is the subject of a Control Agreement (as defined in the Security Agreement) that has been executed and delivered by the Debtor having an interest in such Securities Account, the securities intermediary identified therein and the Administrative Agent, as representative (as defined in Section 1-201(35) of the UCC) for the Collateral Agent for the benefit of the Secured Parties and the Lenders under the Credit Agreement (in such capacity, the “Control Collateral Sub-Agent”), the Control Collateral Sub-Agent for the benefit of the Secured Parties and the Lenders will have Control over such Securities Account and in the financial assets contained therein. No recordation or filing need be made, and no other action need be taken, in order to perfect the Control Collateral Sub-Agent’s security interest in such Securities Account or such financial assets;

(E) Upon (1) the execution and delivery of each Control Agreement relating to any Deposit Account of any Debtor by such Debtor, the depositary identified therein and the Control Collateral Sub-Agent or (2) the establishment of a Deposit Account of any Debtor in the name of the Control Collateral Sub-Agent, the Control Collateral Sub-Agent for the benefit of the Secured Parties and the Lenders will have Control over such Deposit Account and all cash, checks, drafts, notes, bills of exchange, money orders and other like instruments held therein. No recordation or filing need be made, and no other action need be taken, in order to perfect the Control Collateral Sub-Agent’s security interest in such Deposit Accounts.

(F) Upon the recordation or notation of the Collateral Agent’s security interest on the certificates of title or ownership in respect of any motor vehicles of any Debtor and the filing of financing statements delivered by such Debtor having an interest in such motor vehicles to the Collateral Agent with respect to such motor vehicles, the security interest of the Collateral Agent in such motor vehicles will be a valid and enforceable perfected security interest, which security interests will be superior to and prior to the rights of all third persons other than holders of Permitted Liens.

3.2 Conflicting Laws and Contracts. Neither the execution and delivery by such Debtor of this Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof will violate any material law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Debtor or such Debtor’s certificate of incorporation, bylaws, or other organic documents, as applicable, the provisions of any material indenture, instrument or agreement to which such Debtor is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any lien pursuant to the terms of any such indenture, instrument or agreement (other than any lien of the Collateral Agent or the Administrative Agent on behalf of the Lenders).

3.3 Principal Location. Such Debtor’s type of organization, organization identification number (if any), federal employer identification number, mailing address, and the location of its chief executive office and of the books and records relating to its Receivables, is disclosed in Schedule 3.3. Such Debtor has no other places of business except those set forth in Schedule 3.4.

3.4 Property Locations. The Equipment and Inventory is located solely at the locations described in Schedules 3.3 and 3.4, which Schedule 3.4 specifies whether the location is owned or leased by such Debtor.

3.5 No Other Names. Such Debtor has not conducted business under any name except the name in which it has executed this Agreement and the names set forth on Schedule 3.5.

3.6 As to Capital Stock of Subsidiaries. The Collateral comprised of Capital Stock of any issuer that is (a) a Subsidiary of such Debtor and (b) a general partnership, limited partnership or limited liability company (i) are not dealt in or traded on securities exchanges or in securities markets, (ii) do not have terms expressly providing that they are securities governed by Article 8 of the UCC as in effect in the jurisdiction in which such issuer was formed, and (iii) are not investment company securities, and are not, therefore, Securities. Such Debtor does not have any direct Subsidiaries other than those specified on Schedule 3.6.

3.7 Inventory Records. Such Debtor keeps correct and accurate records itemizing and describing the type, quality, and quantity of its Inventory and the book value thereof.

3.8 Filing Requirements. None of the Collateral is of a type for which security interests or liens may be perfected by filing under any federal statute except for Patents, Trademarks and Copyrights held by such Debtor and described in Schedule 3.8 and the locomotives, railcars and rolling stock of such Debtor described in Schedule 3.12.

3.9 No Financing Statements. No financing statement describing all or any portion of the Collateral which has not lapsed or been terminated naming such Debtor as debtor has been filed in any jurisdiction except (i) financing statements naming the Collateral Agent on behalf of the Secured Parties as the secured party and (ii) existing financing statements relating to Permitted Liens.

3.10 Deposit Accounts. Set forth on Schedule 3.10 hereto are all locations where any Debtor maintains any lock-box accounts, Deposit Accounts or Securities Accounts, together with the account numbers and the name and address of each financial institution with whom they are maintained.

3.11 Vehicles. Set forth on Schedule 3.11 hereto is a complete list of all vehicles owned by any Debtor having a fair market value of at least $30,000, the jurisdiction in which such vehicle is registered, the primary location out of which such vehicle is operated, the make, model, year and vehicle identification number of such vehicle and the fair market value of such vehicle.

3.12 Locomotives, Railcars and Rolling Stock. Set forth on Schedule 3.12 hereto is a complete list and description of each locomotive, railcar and rolling stock owned by any Debtor, the identification number thereof and the primary location out of which it is operated.

3.13 Survival of Representations. All representations and warranties of such Debtor contained in this Agreement shall survive the execution and delivery of this Agreement.

SECTION 4: COVENANTS

From the date of this Agreement, and thereafter until all Obligations have been paid in full or the Defeasance thereof shall have occurred:

4.1 General.

(A) Inspection. During regular business hours and after reasonable prior notice, such Debtor will permit the Collateral Agent, by its representatives and agents (i) to inspect the Collateral, (ii) to examine and make copies of the records of such Debtor relating to the Collateral and (iii) to discuss the Collateral and the related records of such Debtor with, and to be advised as to the same by, such Debtor’s officers and employees (and, in the case of any Receivable, with any person or entity which is or may be obligated thereon), all at such reasonable times and intervals as the Collateral Agent may determine, and all at such Debtor’s expense.

(B) Taxes. Such Debtor will pay when due all taxes, assessments and governmental charges and levies upon the Collateral, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained. If any Taxes remain unpaid after such date and the lien, if any, securing such Taxes is not a Permitted Lien, then the Collateral Agent may, at its election in its sole discretion and without curing any Event of Default which may arise as a result thereof, pay such taxes on behalf of the Debtors, and the amount paid by the Collateral Agent shall become an Obligation which is due and payable on demand by the Collateral Agent.

(C) Records and Reports; Notification of Default. Such Debtor will maintain complete and accurate books and records with respect to the Collateral, and furnish to the Collateral Agent, such reports relating to the Collateral as the Collateral Agent shall from time to time request. Such Debtor will give prompt notice in writing to the Collateral Agent of the occurrence of any Default or Event of Default and of any other development, financial or otherwise, which could reasonably be expected to materially and adversely affect the Collateral.

(D) Financing Statements and Other Actions; Defense of Title. Such Debtor will file all financing statements and execute and deliver to the Collateral Agent such other documents and take such other actions as may from time to time be necessary in order to maintain a first perfected security interest in favor of the Collateral Agent in the Collateral, subject only to Permitted Liens. Such Debtor will take any and all reasonable and lawful actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Collateral Agent in the Collateral and the priority thereof against any lien not expressly permitted hereunder.

(E) Disposition of Collateral. Such Debtor will not Dispose of any of such Debtor’s assets other than pursuant to a Permitted Disposition.

(F) Liens. Such Debtor will not create, incur, or suffer to exist any lien on the Collateral except (i) the security interest created by this Agreement and (ii) Permitted Liens.

(G) Change in Location or Name. Such Debtor will not (i) have any Inventory or Equipment or proceeds or products thereof (other than Inventory or Equipment and proceeds thereof disposed of as permitted by Section 4.1(E)) at a location other than a location specified in Schedule 3.3 or 3.4, (ii) maintain records relating to the Receivables at a location other than at the location specified on Schedule 3.3 or 3.4, (iii) maintain a place of business at a location other than a location specified on Schedule 3.3 or 3.4, (iv) change its name, jurisdiction of incorporation, identity, corporate structure or taxpayer identification number or (v) change its mailing address, unless (x) such Debtor shall have given the Collateral Agent not less than 10 days’ prior written notice thereof, (y) the Collateral Agent has received such duly executed and completed agreements, instruments and other documents as may be necessary to preserve the validity, perfection or priority of the Collateral Agent’s security interest in the Collateral and (z) such Debtor shall have taken any such action necessary as may be necessary to preserve the validity, perfection or priority of the Collateral Agent’s security interest in the Collateral.

(H) Other Financing Statements. Such Debtor will not authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except to perfect a lien related to a Permitted Lien.

4.2 Receivables. Such Debtor will deliver to the Collateral Agent immediately upon its request after the occurrence and during the continuance of an Event of Default duplicate invoices with respect to each Account bearing such language of assignment as the Collateral Agent may request; provided, however, that no such request may be made by the Collateral Agent if (a) the Intercreditor Agreement has not been terminated and (b) any Financing Agreement Obligations (as defined in the Intercreditor Agreement) (other than Excess Financing Agreement Obligations (as defined in the Intercreditor Agreement)) remain unpaid.

4.3 Maintenance of Collateral. Such Debtor will maintain, preserve, protect and keep the Collateral in good repair and working and saleable condition, reasonable wear and tear excepted.

4.4 Instruments, Securities, Chattel Paper and Documents. Such Debtor will (i) deliver to the Collateral Agent immediately upon execution of this Agreement the originals of all Pledged Securities, Chattel Paper, Securities and Instruments (if any then exist) constituting Collateral, (ii) hold in trust for the Collateral Agent upon receipt and immediately thereafter deliver to the Collateral Agent any Pledged Securities, Chattel Paper, Securities and Instruments constituting Collateral, and (iii) upon the Collateral Agent’s request, after the occurrence and during the continuance of an Event of Default, deliver to the Collateral Agent (and thereafter hold in trust for the Collateral Agent upon receipt and immediately deliver to the Collateral Agent) any Document evidencing or constituting Collateral, in each case, together with duly executed stock powers or other instruments of transfer, allonges or endoresements, as applicable.

4.5 Uncertificated Securities and Certain Other Investment Property. Such Debtor will take any actions necessary to cause (i) the issuers of uncertificated Securities which are Collateral and (ii) any financial intermediary which is the holder of any Investment Property, to cause the Collateral Agent to have and retain Control over such Securities or other Investment Property. Without limiting the foregoing, such Debtor will, with respect to Investment Property held with a financial intermediary, cause such financial intermediary to enter into a Control Agreement with the Collateral Agent in form and substance satisfactory to the Collateral Agent.

4.6 Stock and Other Ownership Interests.

(A) Changes in Capital Structure of Issuers. Until the occurrence and continuance of an Event of Default, such Debtor (i) may vote any of the Instruments, Securities or other Investment Property in a manner not otherwise prohibited under the Indenture or any other Indenture Document and (ii) shall be entitled to any dividends, distributions or other proceeds thereof.

(B) Issuance of Additional Securities. Such Debtor will not permit or suffer any of its direct Subsidiaries or any Person that following the issuance thereof will become its direct Subsidiary to issue any Pledged Securities that are Securities unless the Collateral Agent is concurrently with the issuance thereof given Control thereof (including if such Pledged Securities are certificated, the delivery thereof to the Collateral Agent, together with duly executed stock powers or other instruments of transfer.

(C) Exercise of Rights in Pledged Securities and other Investment Property. Such Debtor will permit the Collateral Agent or its nominee at any time after the occurrence and during the continuance of an Event of Default, without notice, to exercise all voting and corporate rights relating to the Collateral (including the Pledged Securities), including exchange, subscription or any other rights, privileges, or options pertaining to any corporate securities or other ownership interests or Investment Property in or of a corporation, partnership, joint venture or limited liability company constituting Collateral as if it were the absolute owner thereof. After the occurrence and during the continuance of an Event of Default, all dividends, distributions and other proceeds thereof shall be held in trust by the applicable Debtor and promptly turned over to the Collateral Agent, together with such endorsements as may be applicable.

4.7 Deposit Accounts and Securities Accounts. Such Debtor shall not maintain, on or after the date that is 30 days following the Issue Date, any Deposit Account (other than any Excluded Deposit Account) or Securities Account having an average closing balance in excess of (i) $100,000, individually, or (ii) $250,000, in the aggregate, in each case, for any five consecutive Business Day period unless such Debtor and the applicable securities intermediary or bank shall have entered into a Control Agreement governing such Deposit Account or Securities Account, as the case may be, in order to cause the Collateral Agent to have Control thereof.

4.8 Federal, State or Municipal Claims. Such Debtor will notify the Collateral Agent of any Collateral which constitutes a claim against the United States of America government or any state or local government or any instrumentality or agency thereof, the assignment of which claim is restricted by federal, state or municipal law.

4.9 Insurance. (A) Each Debtor will and will cause its Restricted Subsidiaries to maintain insurance respecting its assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks and in such amounts as ordinarily are insured against by other Persons engaged in the same or similar businesses (the “Required Insurance”). All policies covering the Collateral are, subject to the rights of any holders of Permitted Liens holding claims senior to the Collateral Agent, to be made payable to the Collateral Agent, for the benefit of the Secured Parties, in case of loss, under a standard non-contributory “lender” or “secured party” clause and are to contain such other, provisions as the Collateral Agent reasonably may require to fully protect the Collateral Agent’s interests in the Collateral to any payments to be made under such policies. All original policies or true copies thereof or certificates of insurance evidencing the same are to be delivered to the Collateral Agent, premium prepaid, with the loss payable endorsement in favor of the Collateral Agent, for the benefit of the Secured Parties, and shall provide for not less than thirty (30) days prior written notice to the Collateral Agent of the exercise of any right of cancellation. Upon the occurrence of an Event of Default which is not waived, the Collateral Agent shall, subject to the rights of any holders of Permitted Liens holding claims senior to the Collateral Agent, have the sole right, in the name of the Collateral Agent or such Debtor or any Restricted Subsidiary, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(B) Unless the Debtors provide the Collateral Agent with evidence of the Required Insurance in the manner set forth in paragraph (a) above, the Collateral Agent may (but shall not be obligated to) purchase insurance at the Debtors’ expense to protect the interests of the Collateral Agent in the Collateral. The insurance purchased by the Collateral Agent may, but need not, protect the Debtors’ interests in the Collateral, and therefore such insurance may not pay any claim which the Debtors make or any claim which is made against the Debtors in connection with the Collateral. The Debtors may later request that the Collateral Agent cancel any insurance purchased by the Collateral Agent, but only after providing the Collateral Agent with satisfactory evidence that such Debtor has the Required Insurance. If the Collateral Agent, on behalf of the Secured Parties, purchases insurance covering all or any portion of the Collateral, the Debtors shall be responsible for the costs of such insurance, including interest (at the applicable rate set forth under the Notes), until the effective date of the cancellation or the expiration of the insurance, and shall promptly make reimburse the Collateral Agent in respect thereof upon its demand therefor. The costs of the premiums of any insurance purchased by the Collateral Agent may exceed the costs of insurance which the Debtors may be able to purchase on their own. In the event that the Collateral Agent purchases insurance, the Collateral Agent will notify the Debtors of such purchase within thirty (30) days after the date of such purchase. If, within thirty (30) days of the date of such notice, the Debtors provide the Collateral Agent with proof that the Debtors had the Required Insurance as of the date on which the Collateral Agent purchased insurance and the Debtors have continued at all times thereafter to have the Required Insurance, then the Collateral Agent agrees to cancel the insurance purchased by the Collateral Agent and to the extent such Debtor has reimbursed the Collateral Agent for such costs and interest, the Collateral Agent shall remit to such Debtor any amounts in respect thereof refunded by the underwriter thereof.

(C) Each Debtor agrees to pay any reasonable costs, fees or expenses which the Collateral Agent may reasonably incur in connection herewith.

4.10 UCC Filings. All financing statements and other filings (including filings with the United States Patent and Trademark Office, United States Copyright Office and the STB) required to be filed in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties a first priority perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the UCC or applicable law), shall have been properly filed in each office in each jurisdiction and office required; provided that any such filings with the United States Patent and Trademark Office, United States Copyright Office or the STB may be so filed promptly following the Issue Date but in any event within the earlier of 45 days thereof and the date any such filing is made for the benefit of the Administrative Agent. The Collateral Agent shall have received (i) acknowledgement copies of all such filings (or, in lieu thereof, the Collateral Agent shall have received other evidence satisfactory to the Collateral Agent that all such filings have been made) and in the case of any evidence of the filing with the STB, an opinion of counsel regarding such filing with the STB in form and substance customary for transactions of this nature after taking into account the subordinate security interest of the Collateral Agent in the Collateral covered thereby, and (ii) evidence that all necessary filing fees, taxes and other expenses related to such filings, have been paid in full.

SECTION 5: REMEDIES

5.1 Remedies. Following the occurrence and during the continuance of an Event of Default, the Collateral Agent may to the extent permitted by applicable law exercise any or all of the following rights and remedies:

(A)	those rights and remedies provided in this Agreement or any other Indenture Document; provided that this Section 5.1(A) shall not be understood to limit any rights or remedies available to the Collateral Agent and the Secured Parties prior to the occurrence of an Event of Default;

(B)	(i) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including electronic records, contracts and signatures pertaining thereto), documents, instruments and files containing same, relating to the Accounts, or the Collateral Agent may use, at each Debtor’s expense, such of the Debtors’ personnel, supplies or space at such Debtor’s places of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (ii) bring suit, in the name of any Debtor or the Collateral Agent, on behalf of the Secured Parties, and generally shall have all other rights respecting said Accounts, including the right to (a) accelerate or extend the time of payment, (b) settle, compromise, release in whole or in part any amounts owing on any Accounts and (c) issue credits in the name of the applicable Debtor; (iii) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at the Collateral Agent’s sole option and discretion, and the Collateral Agent may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by such Debtor; (iv) foreclose its security interests in the Collateral by any available judicial procedure, or take possession of any or all of the Inventory and/or Other Collateral without judicial process, and to enter any premises where any Inventory and/or Other Collateral may be located for the purpose of taking possession of or removing the same, and (v) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. The Collateral Agent shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of any Debtor or the Collateral Agent, on behalf of the Secured Parties, or in the name of such other party as the Collateral Agent may designate, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, with or without warranties or representations, and upon such other terms and conditions as the Collateral Agent in its sole discretion may deem advisable, and the Collateral Agent, on behalf of the Secured Parties, shall have the right to purchase at any such sale. If any Inventory shall require rebuilding, repairing, maintenance or preparation, the Collateral Agent shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory in such saleable form as the Collateral Agent shall deem appropriate. Each Debtor agrees, at the request of the Collateral Agent, to assemble the Inventory and to make it available to the Collateral Agent at premises of such Debtor or elsewhere and to make available to the Collateral Agent at the premises and facilities of the Debtors for the purpose of the Collateral Agent’s taking possession of, removing or putting the Inventory in saleable form. However, if notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from the Collateral Agent’s exercise of any of the foregoing rights, (after deducting all charges, costs and expenses, including reasonable attorneys’ fees) shall be held as Collateral or turned over by the Collateral Agent to the Trustee for application to the Obligations, whether due or to become due, in accordance with Section 6.10 of the Indenture, and such Debtor shall remain liable to the Collateral Agent and the other Secured Parties for any deficiencies, and the Collateral Agent, on behalf of the Secured Parties, in turn agrees to remit to such Debtor or its successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other rights, all of which shall be cumulative;

(C)	those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including any law governing the exercise of a bank’s right of setoff or bankers’ lien) when a debtor is in default under a security agreement; or

(D)	without notice except as specifically provided in Section 7.1 or elsewhere herein, sell, lease, assign, grant an option or options to purchase or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, for cash, on credit or for future delivery, and upon such other terms as the Collateral Agent may deem commercially reasonable.

5.2 Debtor’s Obligations Upon Event of Default. Upon the request of the Collateral Agent after the occurrence and during the continuance of an Event of Default, such Debtor will:

(A)	assemble and make available to the Collateral Agent the Collateral and all records relating thereto at the premises or facilities of such Debtor; or

(B)	permit the Collateral Agent, by the Collateral Agent’s representatives and agents, to enter any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral and to remove all or any part of the Collateral.

5.3 License. The Collateral Agent is hereby granted a license or other right to use, following the occurrence and during the continuance of an Event of Default, without charge, such Debtor’s Copyrights, Patents, Trademarks, labels, rights of use of any name, trade secrets, customer lists and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, following the occurrence and during the continuance of an Event of Default, such Debtor’s rights under all licenses and all franchise agreements shall inure to the Collateral Agent’s benefit. In addition, such Debtor hereby irrevocably agrees that the Collateral Agent may, following the occurrence and during the continuance of an Event of Default, sell any of such Debtor’s Inventory directly to any person, including persons who have previously purchased such Debtor’s Inventory from such Debtor and in connection with any such sale or other enforcement of the Collateral Agent’s rights under this Agreement, may sell Inventory which bears any trademark owned by or licensed to such Debtor and any Inventory that is covered by any copyright owned by or licensed to such Debtor and the Collateral Agent may finish any work in process and affix any trademark owned by or licensed to such Debtor and sell such Inventory as provided herein.

5.4 Waivers, Amendments and Remedies. No delay or omission of the Collateral Agent or any other Secured Party to exercise any right or remedy granted under this Agreement shall impair such right or remedy or be construed to be a waiver of any Default or Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. All rights and remedies contained in this Agreement or by law afforded shall be cumulative and all shall be available to the Collateral Agent and the other Secured Parties until all Obligations have been paid in full or the Defeasance thereof shall have occurred.

SECTION 6: PROCEEDS; COLLECTION OF RECEIVABLES

6.1 Collection of Receivables. The Collateral Agent may at any time in its sole discretion after the occurrence and during the continuation of an Event of Default, by giving such Debtor written notice, elect to require that the Receivables be paid directly to the Collateral Agent for the benefit of the Secured Parties. In such event, such Debtor shall, and shall permit the Collateral Agent to, promptly notify the account debtors or obligors under the Receivables of the Collateral Agent’s interest therein and direct such account debtors or obligors to make payment of all amounts then or thereafter due under the Receivables directly to the Collateral Agent. Upon receipt of any such notice from the Collateral Agent, such Debtor shall thereafter hold in trust for the Collateral Agent, on behalf of the Secured Parties, all amounts and proceeds received by any of them with respect to the Receivables and Other Collateral and immediately and at all times thereafter deliver to the Collateral Agent all such amounts and proceeds in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Collateral Agent shall hold and apply funds so received as provided by the terms of Sections 6.3 and 6.4.

6.2 Special Collateral Account. Following the occurrence and during the continuance of an Event of Default, the Collateral Agent may require all cash proceeds of the Collateral to be deposited in a special noninterest bearing cash collateral account maintained with or by the Collateral Agent, held there as security for the payment of the Obligations. No Debtor shall have any control whatsoever over said cash collateral account and turned over to the Trustee for application thereto as specified in Section 6.10 of the Indenture. If any funds are on deposit in such cash collateral account at a time when no Default Event of Default is then continuing, the Collateral Agent shall release such funds to the applicable Debtor.

6.3 Application of Proceeds. The proceeds of the Collateral shall be turned over by the Collateral Agent to the Trustee for payment to the Obligations in accordance with Section 6.10 of the Indenture.

SECTION 7: GENERAL

7.1 Notice of Disposition of Collateral. Such Debtor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to such Debtor, addressed as set forth in Section 7.12, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made.

7.2 Compromises and Collection of Collateral. Such Debtor and the Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, such Debtor agrees that the Collateral Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Collateral Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Collateral Agent shall be commercially reasonable so long as the Collateral Agent acts in good faith based on information known to it at the time it takes any such action.

7.3 Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Collateral Agent may perform or pay any obligation which such Debtor has agreed to perform or pay in this Agreement upon the occurrence and continuation of an Event of Default (except with respect to any such obligation relating to the creation, perfection or maintenance of any Lien of the Collateral Agent required hereunder) and such Debtor shall reimburse the Collateral Agent for any amounts paid by the Collateral Agent pursuant to this Section 7.3. Such Debtor’s obligation to reimburse the Collateral Agent pursuant to the preceding sentence shall be an Obligation payable on demand.

7.4 Authorization for Secured Party to Take Certain Action. Until the Obligations have been paid in full or the Defeasance thereof shall have occurred, such Debtor irrevocably authorizes the Collateral Agent at any time and from time to time in the sole discretion of the Collateral Agent and appoint the Collateral Agent as its attorney in fact (i) to execute on behalf of such Debtor as debtor and to file financing statements necessary or desirable in the Collateral Agent’s sole discretion to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, (ii) to receive, take, endorse, sign, assign and deliver, all in the name of the Collateral Agent or such Debtor, any and all checks, notes, drafts, and other documents or instruments relating to the Collateral or consisting of Collateral or the proceeds thereof, (iii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement and file amendments, renewals and continuations thereof in such offices as may be necessary to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated or certificated Securities which are Collateral or with financial intermediaries holding other Investment Property as may be necessary or advisable to give the Collateral Agent Control over such Securities or other Investment Property, (v) to perform such further acts as may be necessary in order to effect the purposes of this Agreement, including the execution of Control Agreements with respect to Deposit Accounts, (vi) to receive, open and dispose of all mail addressed to such Debtor and to notify postal authorities to change the address for delivery thereof to such address as the Collateral Agent may designate; (vii) to request from customers indebted on Accounts at any time, in the name of the Collateral Agent, or such Debtor, any certified public accounting firm designated by the Collateral Agent or any other designee of the Collateral Agent, information concerning the amounts owing on the Accounts; (viii) to transmit to customers indebted on Accounts notice of the Collateral Agent’s interests therein and to notify customers indebted on Accounts to make payment directly to the Collateral Agent, on behalf of the Secured Parties, for such Debtor’s account; (ix) to take or bring, in the name of the Collateral Agent, the other Secured Parties and/or such Debtor, all steps, actions, suits or proceedings deemed by the Collateral Agent necessary or desirable to enforce or effect collection of the Accounts, (x) upon the occurrence and during the continuance of an Event of Default, to hold the proceeds of any Collateral as Collateral or turn over such proceeds to the Trustee for application to the Obligations as provided in Section 6.10 of the Indenture and (xi) upon the occurrence and during the continuance of an Event of Default, to discharge past due taxes, assessments, charges, fees or liens on the Collateral (except for such liens as are specifically permitted hereunder), and such Debtor agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent in connection therewith; provided that this authorization shall neither relieve such Debtor of any of its obligations under this Agreement or any other Indenture Document or obligate the Collateral Agent to take any such action.

7.5 Specific Performance of Certain Covenants. Such Debtor acknowledges and agrees that a breach of any of the covenants contained in Section 4.1(E), 4.1(F), 4.3, 4.4, 4.6(B), 5.2, 6 or 7.7 will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breaches and therefore agree, without limiting the right of the Collateral Agent or the other Secured Parties to seek and obtain specific performance of other obligations of such Debtor contained in this Agreement, that the covenants of such Debtor contained in the Sections referred to in this Section 7.5 shall be specifically enforceable against such Debtor.

7.6 Use and Possession of Certain Premises. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall be entitled to occupy and use any premises owned or leased by such Debtor where any of the Collateral or any records relating to the Collateral are located until such Debtor’s Obligations are paid or the Collateral is removed therefrom, whichever first occurs, without any obligation to pay such Debtor for such use and occupancy.

7.7 Dispositions Not Authorized. Such Debtor is not authorized to sell or otherwise dispose of the Collateral except as set forth in Section 4.1(E), and notwithstanding any course of dealing between such Debtor and the Collateral Agent or other conduct of the Collateral Agent, no authorization to sell or otherwise dispose of the Collateral (except as set forth in Section 4.1(E)) shall be binding upon the Collateral Agent or the other Secured Parties unless such authorization is in writing signed by the Collateral Agent.

7.8 Taxes and Expenses. Any taxes payable or ruled payable by federal or state authority in respect of this Agreement shall be paid by such Debtor, together with interest and penalties, if any. Such Debtor shall reimburse the Collateral Agent for any and all reasonable out-of-pocket expenses and internal charges (including reasonable attorneys’, auditors’ and accountants’ fees and reasonable time charges of attorneys, paralegals, auditors and accountants who may be employees of the Collateral Agent) paid or incurred by the Collateral Agent in connection with the preparation, execution, delivery, administration, collection and enforcement of this Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all reasonable costs and expenses incurred by such Debtor in the performance of actions required pursuant to the terms hereof shall be borne solely by such Debtor.

7.9 Termination. This Agreement shall continue in effect until all of the Obligations have been indefeasibly paid and performed in full or the Defeasance thereof shall have occurred.

7.10 Distribution of Reports. Such Debtor authorizes the Collateral Agent, as the Collateral Agent may elect in its sole discretion, to discuss with and furnish to its affiliates and to the Secured Parties or to any other person or entity having an interest in such Debtor’s Obligations (whether as a guarantor, pledgor of collateral, participant or otherwise) all financial statements, audit reports and other information pertaining to such Debtor and its Subsidiaries whether such information was provided by such Debtor or prepared or obtained by the Collateral Agent. Neither the Collateral Agent nor any of its employees, officers, directors or agents makes any representation or warranty regarding any audit reports or other analyses of such Debtor’s and its Subsidiaries’ condition which the Collateral Agent may in its sole discretion prepare and elect to distribute, nor shall the Collateral Agent or any of its employees, officers, directors or agents be liable to any person or entity receiving a copy of such reports or analyses for any inaccuracy or omission contained in or relating thereto.

7.11 Indemnity.

(A) Such Debtor hereby agrees to indemnify the Collateral Agent and the other Secured Parties, and their respective successors, assigns, agents and employees, from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including all expenses of litigation or preparation therefor whether or not the Collateral Agent or any Secured Party is a party thereto) imposed on, incurred by or asserted against the Collateral Agent or the other Secured Parties, or their respective successors, assigns, agents and employees, in any way relating to or arising out of this Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including latent and other defects, whether or not discoverable by the Collateral Agent or the other Secured Parties or such Debtor, and any claim for patent, trademark or copyright infringement) except to the extent they are determined in a final non-appealable judgment in a court of competent jurisdiction to have resulted from gross negligence or willful misconduct of the party seeking indemnification. The obligations of such Debtor under this Section 7.11 survive the termination of this Agreement.

(B) Indemnity Relating to Remedies. The Debtors jointly and severally agree to indemnify the Collateral Agent and the other Secured Parties and hold the Collateral Agent and the other Secured Parties harmless from and against any and all costs, expenses (including Out-of-Pocket Expenses), claims and liabilities incurred by or imposed against the Collateral Agent or the other Secured Parties by reason of the Collateral Agent’s exercise of any of the Collateral Agent’s rights and remedies hereunder, including (a) any sale of the Collateral, (b) the preservation, maintenance or securing of any Collateral, and (c) the defense of the Collateral Agent’s interests in the Collateral (including the defense of claims brought by any Debtor, as a debtor-in-possession or otherwise, any secured or unsecured creditors of any Debtor, or any trustee or receiver in bankruptcy), provided that the Collateral Agent’s conduct in connection with the exercise of such rights and remedies does not constitute gross negligence or willful misconduct, as determined by a court of competent jurisdiction. This indemnification shall survive the repayment or Defeasance of the Obligations.

(C) Environmental Indemnity. Each Debtor hereby indemnifies the Collateral Agent and the other Secured Parties, and agrees to defend and hold the Collateral Agent and the other Secured Parties harmless, from and against any and all loss, damage, claim, liability, injury or expense which the Collateral Agent or the other Secured Parties may sustain or incur in connection with any claim or expense asserted against the Collateral Agent or the other Secured Parties as a result of any environmental pollution, hazardous material or environmental clean-up of the Real Property, or any claim or expense which results from any Debtor’s operations (including each Debtor’s off-site disposal practices). This indemnification shall survive the repayment or Defeasance of the Obligations.

7.12 Notices. Any notice required or permitted to be given under this Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in the Indenture. Each of such Debtor and the Collateral Agent may change the address for service of notice upon it by a notice in writing to the other parties.

7.13 Successors and Assigns. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of such Debtor, the Collateral Agent and the other Secured Parties and their respective successors and assigns; provided, however, that no Debtor nor the Collateral Agent may assign this Agreement or any rights or duties hereunder other than pursuant to the terms of the Indenture.

7.14 CHOICE OF LAW; JURY TRIAL WAIVER.

(A) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. EACH OF THE PARTIES HERETO AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(B) EACH DEBTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

7.15 Amendments. No waiver, amendment or other variation of the terms, conditions or provisions of this Agreement whatsoever shall be valid unless in writing and signed by the Debtors and the Collateral Agent.

7.16 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.

7.17 Collateral Agent’s Liability for Collateral of each Debtor. Each Debtor hereby agrees that: (a) so long as the Collateral Agent complies with its obligations, if any, under the UCC, the Collateral Agent shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral of such Debtor, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral of such Debtor shall be borne by such Debtor.

7.18 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Debtor or the transfer by any Debtor to the Collateral Agent of any property of such Debtor should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Collateral Agent is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Collateral Agent is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Collateral Agent related thereto, the liability of such Debtor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

7.19 Debtors Remain Liable. Anything herein to the contrary notwithstanding:

(a) Debtors will remain liable under the contracts and agreements included in the Collateral to the extent set forth therein, and will perform all of their duties and obligations under such contracts and agreements to the same extent as if this Agreement had not been executed;

(b) the exercise by Collateral Agent of any of its rights hereunder will not release any Debtor from any of its duties or obligations under any such contracts or agreements included in the Collateral; and

(c) no Secured Party will have any obligation or liability under any contracts or agreements included in the Collateral by reason of this Agreement, nor will any such Person be obligated to perform any of the obligations or duties of any Debtor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

7.20 Security Interest Absolute. To the maximum extent permitted by law, all rights of Collateral Agent, all security interests hereunder, and all obligations of each Debtor hereunder, shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of any of the Obligations or any other agreement or instrument relating thereto, including any of the Indenture Documents;

(b) any change in the time, manner, or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any of the Indenture Documents, or any other agreement or instrument relating thereto;

(c) any exchange, release, or non-perfection of any other collateral, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Obligations; or

(d) any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Debtor.

To the maximum extent permitted by law, each Debtor hereby waives any right to require Collateral Agent to: (A) proceed against or exhaust any security held from such Debtor; or (B) pursue any other remedy in Collateral Agent’s power whatsoever.

7.21 Postponement of Subrogation. Each Debtor hereby agrees that it will not exercise any rights which it may acquire by reason of any payment made hereunder, whether by way of subrogation, reimbursement or otherwise, until the prior payment in full of all Obligations (other than contingent indemnification obligations) or the Defeasance thereof. Subject to the terms of the Intercreditor Agreement, any amount paid to any Debtor on account of any payment made hereunder prior to the payment in full of all Obligations (other than contingent indemnification obligations) or the Defeasance thereof shall be held in trust for the benefit of Collateral Agent, the Holders and the Trustee and shall immediately be paid to Collateral Agent, to be distributed to the Trustee for application against the Obligations, whether matured or unmatured, in accordance with the terms of the Indenture. In furtherance of the foregoing, for so long as any Obligations (other than contingent indemnification obligations) remain outstanding or the Defeasance thereof shall not have been consummated, each Debtor shall refrain from taking any action or commencing any proceeding against Company or any other Debtor (or any of their respective successors or assigns, whether in connection with a Insolvency Proceeding or otherwise) to recover any amounts in respect of payments made under this Agreement to Collateral Agent, the Trustee or any Holder.

7.22 Prior Agreements. This Agreement and the other Indenture Documents represent the entire agreement of the parties with regard to the subject matter of this Agreement.

SECTION 8: THE COLLATERAL AGENT

U.S. Bank, has been appointed Collateral Agent for the Secured Parties hereunder pursuant to Section 12.01(b) of the Indenture. It is expressly understood and agreed by the parties to this Agreement that any authority conferred upon the Collateral Agent hereunder is subject to the terms of the delegation of authority made by the other Secured Parties to the Collateral Agent pursuant to the Indenture and that the Collateral Agent has agreed to act (and any successor Agent shall act) as such hereunder only on the express conditions contained in the Indenture (including Article 12 thereof). Any successor collateral agent shall be entitled to all the rights, interests and benefits of the Collateral Agent hereunder.

SECTION 9: INTERCREDITOR AGREEMENT

(A) The Liens granted hereunder in favor of Collateral Agent for the benefit of the Secured Parties in respect of the Collateral and the exercise of any right related thereto thereby shall be subject, in each case, to the terms of the Intercreditor Agreement.

(B) In the event of any direct conflict between the express terms and provisions of this Agreement and of the Intercreditor Agreement, the terms and provisions of the Intercreditor Agreement shall control.

(C) Notwithstanding anything to the contrary herein, any provision hereof that requires any Debtor to (i) deliver any Shared Collateral to Collateral Agent or (ii) provide that the Collateral Agent have Control over such Shared Collateral may be satisfied by (A) the delivery of such Shared Collateral by such Debtor to the Administrative Agent for the benefit of the Lenders and Collateral Agent for the benefit of the Secured Parties pursuant to Section 31 of the Intercreditor Agreement and (B) providing that the Administrative Agent be provided with

Control with respect to such Collateral of such Debtor for the benefit of the Lenders and Collateral Agent for the benefit of Secured Parties pursuant to Section 31 of the Intercreditor Agreement.

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IN WITNESS WHEREOF, each Debtor and the Collateral Agent have executed this Agreement as of the date first above written.

SHEFFIELD STEEL CORPORATION

By:	/s/ Stephen R. Johnson
Name:	Stephen R. Johnson
Title:	Vice President and Chief Financial Officer

SAND SPRINGS RAILWAY COMPANY

By:	/s/ Stephen R. Johnson
Name:	Stephen R. Johnson
Title:	Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Elizabeth C. Hammer
Name:	Elizabeth C. Hammer
Title:	Vice President

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